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                     November 3, 2021

       Ann Hand
       Chief Executive Officer
       Super League Gaming, Inc.
       2912 Colorado Ave., Suite #203
       Santa Monica, California 90404

                                                        Re: Super League
Gaming, Inc.
                                                            Form 10-K For the
Fiscal Year Ended December 31, 2020
                                                            Filed March 19,
2021
                                                            File No. 001-38819

       Dear Ms. Hand:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services